Exhibit 5.2

June 5, 2026

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as special counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-296395) of 192,500,000 of the Company’s Series B Depositary Shares, including 25,000,000 shares as to which the Underwriters (as defined below) have exercised their option to purchase additional shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 6.25% Series B Mandatory Convertible Preferred Stock, liquidation preference $1,000 per share (the “Preferred Securities” and, together with the Depositary Shares, the “Securities”). Such registration statement, as amended as of its most recent effective date (June 2, 2026), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated June 1, 2026, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated June 1, 2026, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated June 2, 2026, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Prospectus.”

The Preferred Securities will be issued pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a deposit agreement, dated as of June 5, 2026, among the Company and Computershare Trust Company,

Alphabet Inc., p. 2

N.A., acting as bank depositary (the “Depositary”), and all holders of the Depositary Receipts. One or more global Depositary Receipts (the “Global Depositary Receipts”) will be issued by the Depositary against deposit by the Company of the Preferred Securities to be represented by the Depositary Shares with the Depositary.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Underwriting Agreement dated June 2, 2026 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule I thereto (the “Underwriters”);

(b)	the Registration Statement;

(c)	the Pricing Prospectus;

(d)	the Prospectus;

(e)	a facsimile copy of the Preferred Securities in global form as executed by the Company and countersigned by Computershare Trust Company, N.A., as registrar and transfer agent;

(f)	a copy of the Certificate of Designations of the Company, dated June 5, 2026 (the “Certificate of Designations”), certified by the Secretary of State of the State of Delaware;

(g)	an executed copy of the Deposit Agreement, including the form of Depositary Receipt;

(h)	a facsimile copy of the Global Depositary Receipts as executed by the Depositary; and

(i)

copies of the Certificate of Incorporation and the Company’s Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the assistant secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Underwriting Agreement).

Alphabet Inc., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Preferred Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

2. The Global Depositary Receipts representing the Depositary Shares have been validly issued and the person or persons in whose names the Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

3. A number of shares of Class C Capital Stock equal to the Series B Maximum Number of Underlying Shares (as defined in the Underwriting Agreement) have been duly authorized and reserved by all necessary corporate action of the Company and, upon issuance thereof on conversion of the Preferred Securities in accordance with the terms of the Preferred Securities at conversion prices at or in excess of the par value of such shares of Class C Capital Stock, or upon payment of a dividend on the Preferred Securities, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on confirmation from public officials. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

Alphabet Inc., p. 4

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters” as counsel for the Company who has passed on certain legal matters for the Company and to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated June 5, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Shuangjun Wang
Shuangjun Wang, a Partner